Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-156405 on Form S-3 and Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690 and 333-163691 on Form S-8 of our reports dated February 25, 2010 (which reports express an unqualified opinion and include explanatory paragraphs related to the adoption of accounting standards), relating to the consolidated financial statements and financial statement schedule of Community Health Systems, Inc. and subsidiaries, and the effectiveness of Community Health Systems, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Community Health Systems, Inc. and subsidiaries for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
February 25, 2010